Exhibit 99.1

February 2, 2017

ALLIANCE DATA'S CARD SERVICES SIGNS NEW AGREEMENT WITH BOOT
BARN, NATION'S LARGEST AND FASTEST-GROWING RETAILER OF WESTERN
AND WORK-RELATED FOOTWEAR, APPAREL AND ACCESSORIES

Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Columbus, Ohio-based card services business, a premier provider of branded private label, co-brand, and commercial credit programs, has signed a new long-term agreement to provide private label credit card services for Boot Barn (NYSE: BOOT; www.bootbarn.com), the nation's leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. Boot Barn, based in Irvine, Calif., offers a wide selection of work and lifestyle brands and operates 217 stores in 31 states, in addition to an e-commerce channel, including both www.bootbarn.com and www.sheplers.com.

Alliance Data's best-in-class data assets and proprietary marketing toolset will deliver custom analytics and insights for Boot Barn, which are expected to increase cardmember engagement and generate incremental sales. Boot Barn will leverage Alliance Data's digital and acquisition capabilities to deliver personalized experiences and increase value to cardmembers. Alliance Data's capabilities will be customized for a brand-immersive experience, giving customers the ability to apply, earn and connect with Boot Barn wherever and whenever they prefer.

Alliance Data's card services business will provide a full suite of credit and marketing services for the Boot Barn credit card program, focusing on recognizing and rewarding cardmembers with rewards for purchases made with the store-branded credit card. In addition to accelerated rewards points earned on purchases toward reward credit through Boot Barn's B Rewarded loyalty program, the credit card program will provide cardmembers with special offers and exclusive benefits. Alliance Data will support Boot Barn with ongoing integrated marketing programs designed to drive brand loyalty and repeat purchases.
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